UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2022

TuSimple Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40326	86-2341575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9191 Towne Centre Drive, Suite 600 San Diego, CA 92122 (Address of principal executive offices, including zip code)

(619) 916-3144

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	TSP	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer and Director

On March 3, 2022, TuSimple Holdings Inc. (the “Company”) announced the resignation of Cheng Lu as President, Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”), each effective as of March 3, 2022 (the “Termination Date”).

In connection with Mr. Lu’s resignation as President and Chief Executive Officer, the Company has entered into a letter agreement with Mr. Lu (the “Transition and Separation Agreement”). To support a smooth transition, the Transition and Separation Agreement provides that Mr. Lu will provide certain ongoing advisory services to the Chief Executive Officer for one year following the Termination Date (the “Transition Period”). As consideration for such ongoing services, the Company will pay Mr. Lu an annualized salary of $450,000 during the Transition Period.

In addition, the Transition and Separation Agreement provides for a mutual general release of claims and certain other standard provisions to be effective as of the Termination Date. As consideration for entering into the Transition and Separation Agreement, the Company will pay Mr. Lu a lump sum equal to $50,000 on the Termination Date, representing Mr. Lu’s salary earned through the Termination Date. Additionally, effective as of the date immediately prior to the Termination Date, all (i) options to purchase Class A common stock of the Company granted during Mr. Lu’s employment shall become vested and exercisable twelve months after the Termination Date and (ii) unvested restricted stock units (“RSUs”) granted during Mr. Lu’s employment shall become vested, regardless of whether the applicable time-based vesting requirements applicable to such options and such RSUs have been satisfied as of the Termination Date. Pursuant to the Transition and Separation Agreement, notwithstanding anything to the contrary in the applicable award agreements, (i) each aforementioned option shall remain outstanding and exercisable until the earliest of: (a) the date on which any of the Company’s outstanding options are terminated in connection with the occurrence of certain corporate transactions, as described in the applicable stock plan; (b) the original expiration date applicable to such option; and (c) the second anniversary of the last date of the Transition Period, and (ii) the settlement of the RSUs that become vested in accordance with the above shall occur no later than March 15, 2023.

The above description is a summary of the Transition and Separation Agreement and does not purport to be complete and is subject to, and is qualified in its entirety by reference to the full text of the Transition and Separation Agreement, which is filed as Exhibit 10.1 with this Current Report on Form 8-K and is incorporated herein by reference.

Resignation of Executive Chairman

In addition, the Company announced the resignation of Mo Chen as Executive Chairman of the Board, effective as of the Termination Date. Mr. Chen will remain a director on the Board.

Appointment of Chairperson and President and Chief Executive Officer

The Board has appointed Xiaodi Hou, the Company’s co-founder and Chief Technology Officer and a member of the Board, as Chairperson of the Board, effective as of the Termination Date.

In addition, the Board has appointed Dr. Hou as President and Chief Executive Officer of the Company, effective as of the Termination Date.

Dr. Hou, age 37, co-founded the Company in San Diego, California after earning a Ph.D. from the California Institute of Technology. Dr. Hou is a world-renowned expert in AI and machine learning and currently holds more than 30 patents in the field of autonomous vehicles. In the field of computer vision, Mr. Hou has developed leading theories in computational models for visual saliency. Mr. Hou also serves as a member of the Forbes technology council and as the reviewer of more than ten major computer vision journals and conferences. He holds a Ph.D. from the California Institute of Technology and a B.Eng in computer science from Shanghai Jiao Tong University. There are no family relationships between Dr. Hou and any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. Neither the Company nor any of its subsidiaries has entered into any transactions with Dr. Hou described in Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On March 3, 2022, the Company issued a press release announcing the changes in its executive leadership. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01 is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Transition and Separation Agreement dated as of March 2, 2022 by and between TuSimple Holdings Inc. and Cheng Lu.

99.1	Press Release dated as of March 3, 2022.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TuSimple Holdings Inc.

By:	/s/ Laura Donald
Laura Donald
Secretary

Dated: March 3, 2022